As filed with the Securities and Exchange Commission on January 5, 2024

Registration No. 333-260892

Registration No. 333-267596

Registration No. 333-270914

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-260892

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-267596

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270914

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOMALOGIC, INC.

(Exact name of Registrant as specified in its charter)

Delaware	85-4298912
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2945 Wilderness Place

Boulder, Colorado 80301

(Address of Principal Executive Offices, Including Zip Code)

SomaLogic, Inc. 2009 Equity Incentive Plan

SomaLogic, Inc. 2017 Equity Incentive Plan

SomaLogic, Inc. 2021 Omnibus Incentive Plan

SomaLogic, Inc. 2021 Employee Stock Purchase Plan

Option Agreements Outside of Equity Incentive Plan

(Full title of the plans)

Michael Egholm, Ph.D.
President and Chief Executive Officer
SomaLogic, Inc.
2945 Wilderness Place
Boulder, CO 80301
(303) 625-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ethan Skerry, Esq.
David Michaels, Esq.
Julia Forbess, Esq.
Fenwick & West LLP
902 Broadway
New York, NY 10010
(212) 430-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE AND DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the deregistration of all shares of common stock, $0.0001 par value per share (“Common Stock”), of SomaLogic, Inc., a Delaware corporation (the “Company” or the “Registrant”), remaining unsold or otherwise unissued under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock Originally Registered
333-260892	November 9, 2021	SomaLogic, Inc. 2009 Equity Incentive Plan	1,465,243
		SomaLogic, Inc. 2017 Equity Incentive Plan	10,434,393
		SomaLogic, Inc. 2021 Omnibus Incentive Plan	21,300,000
		SomaLogic, Inc. 2021 Employee Stock Purchase Plan	425,100
		Option Agreements Outside of Equity Incentive Plan	5,259,078

333-267596	September 26, 2022	SomaLogic, Inc. 2021 Omnibus Incentive Plan	9,077,612

333-270914	March 28, 2023	SomaLogic, Inc. 2021 Omnibus Incentive Plan	9,382,398

On January 5, 2024, pursuant to the Agreement and Plan of Merger, dated as of October 4, 2023 (the “Merger Agreement”), by and among Standard BioTools Inc., a Delaware corporation (“Standard BioTools”), Martis Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Standard BioTools (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Standard BioTools.

As a result of the Merger and the related transactions contemplated by the Merger Agreement, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration all such securities of the Company registered but unsold or otherwise unissued under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on January 5, 2024.

SOMALOGIC, INC.

By:	/s/ Michael Egholm, Ph.D.
Michael Egholm, Ph.D.
President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.